Exhibit 2.5

AMENDMENT NO. 4 TO MERGER AGREEMENT

THIS AMENDMENT NO. 4 TO MERGER AGREEMENT (this “Amendment”) is made as of January [ 8 ], 2026 (the “Amendment Date”) by and among AERKOMM Inc., a Nevada corporation (the “Company”), IX Acquisition Corp., a Cayman Islands exempted company limited by shares that, in accordance with the Agreement (as defined below), is planned to be redomesticated as a Delaware corporation (“Parent”), and AKOM Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent prior to the Domestication (as defined below) (“Merger Sub”). Each of the Company, Parent and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub entered into that certain Merger Agreement dated as of March 29, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”);

WHEREAS, pursuant to Section 11.3 of the Agreement, the Agreement may be amended by a writing signed by each Party; and

WHEREAS, the Parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Amendment to Paragraph C of the Agreement’s Recitals. Paragraph C of the

recitals of the Agreement is hereby deleted and amended to read in its entirety as follows:

C.       At least one Business Day prior to the Closing Date (as defined below) and on the terms and subject to the conditions of this Agreement, Parent shall redomicile as and become a Delaware corporation by means of a merger of Parent with and into a newly formed Delaware corporation and wholly-owned subsidiary of Parent prior to the Domestication (as defined below) pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), whereby such newly formed Delaware corporation shall be the survivor of such merger;

2.                  Amendment to Paragraph D of the Agreement’s Recitals. Paragraph D of the

recitals of the Agreement is hereby deleted and amended to read in its entirety as follows:

D. Concurrently with the Domestication (as defined below), Parent shall adopt the newly formed Delaware corporation’s organizational documents (in substantially the forms attached as Exhibit A and Exhibit B hereto, with such changes as may be agreed in writing by Parent and the Company);

3.                  Amendment to Section 1.1 of the Agreement.

(a)                The following definition is hereby added to Section 1.1 of the Agreement in its appropriate alphabetical location:

The term “Parent” in the Agreement shall mean (a) prior to the Domestication, IX Acquisition Corp., a Cayman Islands exempted company limited by shares and (b) after the Domestication, the company surviving the merger of Parent and a newly formed Delaware corporation.

(b)               The definition of “Domestication” in Section 1.1 of the Agreement is hereby amended and restated to read as follows:

The term “Domestication” in the Agreement shall have the meaning set forth in Section 2.1(a) of the Agreement.

4.                  Amendment to Section 2.1 of the Agreement. Section 2.1 of the Agreement is

hereby amended and restated to read in its entirety as follows:

4.1               Domestication.

(a)                Subject to receipt of the Parent Shareholder Approval, at least one Business Day prior to the Closing Date, Parent shall re-domicile as and become a Delaware corporation by means of a merger of Parent with and into a newly formed Delaware corporation and wholly-owned subsidiary of Parent pursuant to the Cayman Islands Companies Law and the applicable provisions of the DGCL, with such newly formed Delaware corporation becoming the surviving corporation in the merger, and subject to the receipt of the approval of the shareholders of Parent to the reincorporation merger terms, Parent shall adopt the newly formed Delaware corporation’s certificate of incorporation in form attached as Exhibit A hereto and the newly formed Delaware corporation’s bylaws in form attached as Exhibit B hereto, with such changes as may be agreed in writing by Parent and the Company (the “Domestication”).

(b)               Immediately prior to the effective time of the Domestication, every issued and outstanding Parent Unit shall separate into each’s individual components of one Parent Class A Ordinary Share and one-half of one Parent Warrant and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. In connection with the Domestication: (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically into one share of common stock, par value $0.0001 per share, of Parent; (ii) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically into one share of common stock, par value $0.0001 per share, of Parent; and (iii) each then issued and outstanding Parent Warrant shall convert automatically into one warrant to acquire one share of common stock, par value $0.0001 per share, of Parent (“Domesticated Parent Warrant”), pursuant to the Parent Warrant Agreement.

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5.                  Amendment to Section 5.4 of the Agreement. Section 5.4 of the Agreement is

hereby amended and restated to read in its entirety as follows:

5.4 Governmental Authorization. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder, (b) filing with the Secretary of State of the State of Delaware, a Certificate of Merger with respect to the Domestication, (c) the filing of the Certificate of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Companies Act ( As Revised) of the Cayman Islands with respect to the Merger, and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (e) requirements under any other applicable Laws, including any filing required pursuant to the HSR Act.

6.                  Representations and Warranties of the Company. The Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a)                The Company has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Company Stockholder Approval). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)               None of the execution, delivery or performance by the Company of this Amendment or the consummation by the Company of the transactions contemplated hereby does or will (a) contravene or conflict with the contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational or constitutive documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

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7.                  Representations and Warranties of the Parent Parties. Parent and Merger Sub (the

“Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

(a)                Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Domestication and the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Amendment and the consummation by each of the Parent Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than the Parent Stockholder Approval). This Amendment has been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto (other than a Parent Party), this Amendment constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)               None of the execution, delivery and performance by a Parent Party of this Amendment or the consummation by a Parent Party of the transactions contemplated hereby does or will (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which a Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

8.                  No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

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9.                  Miscellaneous.

(a)               Entire Agreement. The Agreement, as amended by this Amendment, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b)               Ratification. Except as amended hereby, the terms and provisions of the Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c)               Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d)               Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Parent:

IX ACQUISITION CORP.

By:	/s/ Noah Aptekar
Name:	Noah Aptekar
Title:	Chief Executive Officer

Merger Sub:

AKOM MERGER SUB, INC.

By:	/s/ Louis Giordimaina
Name:	Louis Giordimaina
Title:	President

Company:

AERKOMM INC.

By:	/s/ Louis Giordimaina
Name:	Louis Giordimaina
Title:	Chief Executive Officer

[Signature Page to Amendment No. 4 to Merger Agreement]